PRESS RELEASE	SOURCE: First Trust/Aberdeen Global Opportunity Income Fund and First Trust/Aberdeen Emerging Opportunity Fund

First Trust/Aberdeen Global Opportunity Income Fund and First Trust/Aberdeen Emerging Opportunity Fund Announce Changes to Non-Fundamental Investment Policies

Wheaton, IL – (BUSINESS WIRE) – March 15, 2021 – First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (the “Funds”) announced today that their Board of Trustees has approved changes to the Funds’ non-fundamental investment policies as described herein.

Each of the Funds will revise its investment policies to add the following:

•	The Fund may invest up to 10% of its Managed Assets in forward foreign exchange contracts (both deliverable and non-deliverable).

Under the new policy, each Fund may use forward foreign exchange contracts for purposes of hedging or to gain investment exposure to certain foreign currencies. The remaining investment policies of the Funds will remain unchanged, including the policy providing that the Funds may invest only up to 5% of their respective Managed Assets in non-deliverable forward foreign exchange contracts. The Funds anticipate that the changes to their investment policies will be implemented on or around May 24, 2021.

FAM is a diversified, closed-end management investment company which commenced investment operations in November 2004. FAM’s primary investment objective is to seek a high level of current income. As a secondary objective, FAM seeks capital appreciation.

FEO is a diversified, closed-end management investment company which commenced investment operations in August 2006. FEO’s investment objective is to provide a high level of total return.

First Trust Advisors L.P. (“FTA”), the Fund’s investment advisor, is a federally registered investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $179 billion as of February 28, 2021 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

Aberdeen Standard Investments Inc. (“ASII”) serves as the Funds’ investment sub-advisor. ASII is an indirect wholly-owned subsidiary of Standard Life Aberdeen plc. Aberdeen Standard Investments is the brand name for the asset management group of Standard Life Aberdeen plc, managing approximately $624 billion in assets as of December 31, 2020, for a range of pension funds, financial institutions, investment trusts, unit trusts, offshore funds, charities and private clients.

The Funds’ daily closing New York Stock Exchange prices and net asset values per share as well as other information, including information relating to the Funds’ investment objectives and policies, risk considerations and expenses, can be found at www.ftportfolios.com or by calling 1-800-988-5891.

Contact:	First Trust/Aberdeen Global Opportunity Income Fund or First Trust/Aberdeen Emerging Opportunity Fund

Press Inquiries: Jane Doyle, 630-765-8775

Analyst Inquiries: Jeff Margolin, 630-915-6784

Broker Inquiries: Jeff Margolin, 630-915-6784